Exhibit 99.3
8325 Six Forks Road
Raleigh, NC 27615
919-846-4100
800-444-5664
EnactMI.com

FOR IMMEDIATE RELEASE
August 1, 2023

Enact Announces New $100 Million Share Repurchase Program

RALEIGH, N.C., August 1, 2023 – Enact Holdings, Inc. (Nasdaq: ACT) (Enact) announced its Board of Directors has approved a new share repurchase program with authorization to purchase up to $100 million of its common stock. This new authorization is in addition to the company’s current $75 million share repurchase program announced in November 2022, under which the Company repurchased approximately $71 million of shares of Enact common stock to date.

“We are pleased that the Board has made the decision to expand our share repurchase program based on the continued strength of our capital position and confidence in our business and outlook,” said Rohit Gupta, President and CEO of Enact. “We remain committed to our balanced capital allocation strategy and will continue to invest in our business, maintain a strong balance sheet, and return capital to shareholders.”

Enact’s new share repurchase program authorizes the purchase of up to $100 million of the company’s common stock utilizing a variety of methods, including open market purchases, and privately negotiated transactions, and may be made under Rule 10b5-1 trading plans, at such times and in such amounts as management deems appropriate. In support, Enact has entered into an agreement with Genworth Holdings, Inc. to repurchase its Enact shares on a pro rata basis as part of the program. The share repurchase program is not expected to change Genworth’s ownership interest in Enact post completion.

Enact expects the timing and amount of any share repurchases will be opportunistic and will depend on a variety of factors, including Enact’s share price, capital availability, business and market conditions, regulatory requirements, and debt covenant restrictions. The program does not obligate Enact to acquire any amount of common stock, it may be suspended or terminated at any time at the Company’s discretion without prior notice, and it does not have a specified expiration date.
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About Enact Holdings, Inc.
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Investor Contact
Daniel Kohl
EnactIR@enactmi.com

Media Contact
Brittany Harris-Flowers
brittany.harris-flowers@enactmi.com